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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report: July 30, 2002
(Date of earliest event reported)

HILTON HOTELS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-3427	36-2058176
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9336 Civic Center Drive Beverly Hills, California 90210
(Address of principal executive offices, including zip code)

(310) 278-4321
(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

        Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the second quarter and six months ended June 30, 2002.

        Hilton reported second quarter net income of $76 million, versus $86 million in the 2001 quarter. Diluted net income per share was $.20, compared with $.23 in the second quarter 2001. Pro forma diluted EPS in the second quarter 2001 (including $.03 per share from the new accounting rules pertaining to non-amortization of goodwill and certain intangible assets) was $.26.

        The following three items combined to adversely impact the company's second quarter pre-tax income by approximately $4 million, or approximately $.01 per share:

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  Results for the 2002 second quarter include a charge of $10 million for estimated remediation efforts relating to mold found at the newly constructed Kalia Tower at the Hilton Hawaiian Village. This charge includes an estimated impairment loss for certain fixed assets as well as estimates of investigatory and remediation costs. Actual costs incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating these types of situations. It is expected that the guestroom closure at the Kalia Tower will have no significant impact on 2002 EBITDA at the Hilton Hawaiian Village for the balance of the year.

  •
  In June 2002, Hilton Grand Vacations, the company's timeshare business, completed the sale of approximately $52 million of timeshare notes receivable (out of a total portfolio of approximately $190 million) to a subsidiary of GE Capital. The transaction resulted in a gain of approximately $2 million in the second quarter.

  •
  In April 2002, Hilton collected on a note receivable that had been partially reserved in the fourth quarter of 2001 due to the borrower's failure to make certain required payments. Corporate expense in the second quarter includes a benefit of approximately $4 million related to the reversal of this bad debt reserve.

        The company reported second quarter total revenue of $1.035 billion, down 5 percent from the 2001 period. Total company earnings before interest, taxes, depreciation, amortization and non-cash items (EBITDA) were $303 million, compared with $345 million in the 2001 quarter. Revenue and EBITDA declined 3 percent and 9 percent, respectively, in the second quarter when excluding the impact of the following items: asset sales completed in 2001 (primarily the CNL and Red Lion transactions); the purchase of the Hilton Waikoloa Village in 2002, and the cash portion of the remediation costs at the Kalia Tower.

        Total company EBITDA margin for the quarter was 38.7 percent (EBITDA as a percentage of revenue before "other revenue from managed and franchised properties.")

Owned Hotel Results

        Across all brands, EBITDA from the company's owned hotels totaled $202 million in the second quarter, with comparable EBITDA down 5.9 percent. Revenue per available room (RevPAR) from comparable owned properties declined 6.1 percent in the quarter; occupancy at these hotels showed an increase of 0.6 points to 76.0 percent, while average daily rate (ADR) declined 6.8 percent to $151.54. EBITDA margins at these hotels, as a result of continued cost containment measures, were strong at 35.6 percent, a decline of 1.1 points from the 2001 quarter.

        While the 2002 second quarter benefited from the positive impact of the Easter/Passover holiday falling in this year's first quarter, comparisons to the 2002 first quarter nonetheless continue to confirm the sequential quarterly improvement the company has anticipated for this year. In the first quarter 2002, RevPAR at comparable owned hotels declined 15.3 percent, versus the 6.1 percent decline in the second quarter.

        Markets showing especially strong and/or improving occupancy levels during the quarter included New York, Chicago, Washington, D.C., New Orleans, Boston, Honolulu, Phoenix and Minneapolis. The

Hilton Washington, Capital Hilton and Hilton Chicago were particular standouts, with each of these properties showing RevPAR gains in the quarter as a result of strong group business. The company's hotels in the San Francisco/San Jose market continue to exhibit softness owing to a combination of demand pressure and the introduction of new competitive supply.

Owned-or-Operated Hotel Results

        Comparable RevPAR at the company's U.S. owned-or-operated hotels decreased 7.5 percent in the quarter on an occupancy decline of 0.9 points to 72.6 percent and a 6.2 percent decline in ADR to $128.28. Within the Hilton full-service brand, comparable owned-or-operated RevPAR declined 6.7 percent, with occupancy down 0.7 points to 74.5 percent, and ADR declining 5.9 percent to $152.42.

        As with the owned hotels, comparisons to the 2002 first quarter continue to show sequential quarterly improvement. In the first quarter, comparable U.S. owned-or-operated RevPAR declined 13.7 percent, versus the 7.5 percent decrease in the second quarter; RevPAR at the comparable owned-or-operated Hilton brand declined 13.2 percent, versus the 6.7 percent decrease in the second quarter.

System-wide RevPAR; Management/Franchise Fees

        System-wide RevPAR at each of the Hilton brands (including franchise properties) declined by the following percentages in the second quarter: Hampton Inn, 0.6 percent; Hilton Garden Inn, 3.0 percent; Homewood Suites by Hilton, 4.0 percent; Embassy Suites, 5.6 percent; Hilton, 6.0 percent, and Doubletree, 8.6 percent.

        Management and franchise fees for the quarter totaled $87 million, an 11 percent decline from the 2001 period, due primarily to a decline in both base and incentive fees resulting from lower RevPAR.

Brand Development/Market Share

        Year-to-date May 2002 (the latest period for which data is available), each of the company's hotel brands has increased market share, with most commanding significant RevPAR premiums over their respective competitive sets. With 100 representing a brand's RevPAR "fair share" of the market, the Hilton brands (according to data from Smith Travel Research) performed as follows for the first five months of 2002: Embassy Suites, 121.1 (+2.3 pts.); Hampton Inn, 119.0 (+5.7 pts.); Homewood Suites by Hilton, 118.6 (+6.9 pts.); Hilton, 109.8 (+3.4 pts.); Hilton Garden Inn, 109.0 (+3.0 pts.), and Doubletree, 98.0 (+0.2 pts.).

        Effective cross-selling among the Hilton family of brands, along with the benefits of the Hilton Honors loyalty program, continues to contribute to the strong performance of the company's brands. Through the first six months of 2002, cross-selling through Hilton Reservations Worldwide generated approximately $152 million in system-wide booked revenue, a 29 percent increase over the same period a year ago. Honors members comprise a combined 37 percent of the occupancy at all of the company's hotel brands.

        During the second quarter, the company added 38 hotels and 5,105 rooms to its system as follows: Hampton Inn, 17 hotels and 1,445 rooms; Hilton Garden Inn, 13 hotels and 1,638 rooms; Homewood Suites by Hilton, 4 hotels and 412 rooms; Hilton, 2 hotels and 1,160 rooms; Embassy Suites, 1 hotel and 242 rooms; Doubletree, 1 hotel and 160 rooms; Hilton Grand Vacations, 48 rooms.

        Sixteen hotels and 2,423 rooms were removed from the system during the quarter, including 11 properties and approximately 1,600 rooms as part of the sale of the company's Harrison Conference Centers.

        At June 30, 2002, the company's system totaled 2,037 properties and 333,897 rooms.

        The company's current development pipeline has approximately 370 hotels either approved, in design or under construction. Hampton Inn represents approximately half of the franchise pipeline, with Hilton Garden Inn accounting for another 25 percent. There are currently 11 Doubletree hotels either in design, under construction or being converted from other brands. One Doubletree conversion opened in the second quarter, the 160-room Doubletree Biltmore Hotel in Asheville, North Carolina.

        Additionally during the second quarter: the 624-room Netherland Plaza Hotel in Cincinnati, Ohio converted to a Hilton property; a new 242-suite Embassy Suites hotel—managed by Hilton—opened in Sacramento, California; the company completed and opened the new 327-room tower adjoining the Hilton Portland (Oregon), and ground was broken on the Hilton Omaha, that city's new convention hotel scheduled to open in 2004 which will be managed by Hilton.

Hilton Grand Vacations

        The company's vacation ownership business, Hilton Grand Vacations Company, had another successful quarter, with EBITDA increasing approximately 15 percent to $25 million primarily on the strength of robust sales at its property adjacent to the Hilton Hawaiian Village on Waikiki Beach (currently approximately 40 percent sold), and an increase in average unit sales price.

        Sales began in June at the company's three most recently announced projects: in Las Vegas, Nevada at the north end of the Las Vegas Strip; in Orlando, Florida; and at the new "Hilton Club" in midtown Manhattan's Hilton New York. Sales at these new projects did not impact company results in the second quarter.

Corporate Finance

        At June 30, 2002, Hilton had total debt of $4.5 billion (net of $325 million of debt allocated to Park Place Entertainment; in June, as scheduled, Park Place repaid $300 million of the original $625 million assumed notes.) As of June 30, 2002, approximately 25 percent of the company's debt was floating rate debt. Cash and equivalents totaled approximately $21 million at June 30, 2002. The company's average basic and diluted shares outstanding for the second quarter were 374 million and 403 million, respectively.

        Consolidated interest expense declined 12 percent in the second quarter due to reduced debt balances and declining interest rates.

        Hilton's debt currently has an average life of 6.5 years, at an average cost of approximately 6.3 percent.

        In July 2002, the company received a notice of default under its collateralized mortgage bonds ($490 million outstanding principal balance) alleging that the new exclusion for terrorist events under its "all risk" property insurance constituted an event of default. The company does not believe that an event of default has occurred, and is currently in discussions with the servicer and exploring its alternatives.

        At June 30, 2002, the company had approximately $790 million of available capacity under its various lines of credit. In July 2002, the company repaid approximately $268 million of 7.7 percent Senior Notes, which matured July 15, 2002. These notes were repaid with borrowings under the company's revolving credit facility. Including the impact of this repayment, approximately 31 percent of the company's long-term debt is floating rate debt.

        In June 2002, the company entered into a $125 million facility with a wholly owned subsidiary of GE Capital for the sale of notes receivable originated by Hilton's timeshare business. On June 27, 2002, the company completed the sale of approximately $52 million of notes receivable under the facility. As mentioned previously, this transaction resulted in a gain of approximately $2 million in the quarter. As of June 30, 2002, Hilton's total timeshare receivable portfolio was approximately $138 million.

        The company during the quarter completed the sale of its Harrison Conference Center chain for approximately $49 million in cash, and reported a $16 million pre-tax book loss on the transaction. However, the sale generated a capital gain for tax purposes, which enabled the company to utilize tax loss carryforwards generated by the sale of the Red Lion chain in 2001. The transaction, including the impact of the tax loss carryforwards and the reversal of book deferred tax balances no longer required, resulted in a $16 million book tax benefit. This net tax benefit is reflected in the tax provision in the 2002 second quarter. Thus, on an after-tax basis, the sale of Harrison had no impact on reported net income.

        Proceeds from the sale of timeshare notes receivable and the Harrison sale were used to reduce outstanding debt.

        The company's effective tax rate for the 2002 second quarter was approximately 28.2 percent. Adjusting for the impact of the tax benefit on the Harrison sale, the company's effective tax rate was approximately 37.3 percent for the quarter.

        The company, as planned, anticipates 2002 spending of approximately $190 million in 2002 on maintenance capital expenditures and technology at its owned hotels, $60 million in master plan and return-on-investment projects, and $40 million on timeshare projects. By year-end 2002, the company expects that approximately 84 percent of its owned rooms will have been newly renovated within the last five years.

Six-Month Results

        For the six-month period ended June 30, 2002, Hilton reported net income of $110 million, compared to $141 million in the corresponding 2001 period. Diluted net income per share was $.30 versus $.38 in the 2001 period. Pro forma diluted EPS in the six-month period in 2001 (including $.06 per share from the new accounting rules pertaining to non-amortization of goodwill and certain intangible assets) was $.44. The 2001 period also benefited from the recognition of previously deferred timeshare sales in Hawaii ($.02 per share in the first quarter.) Revenue for the six-month period declined 10 percent to $1.956 billion, while total company EBITDA declined 17 percent to $534 million. Revenue and EBITDA declined 6 percent and 13 percent, respectively, from the 2001 period when excluding the impact of the following items: asset sales, the Waikoloa acquisition, deferred timeshare sales, and the cash portion of the Kalia Tower remediation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2002

HILTON HOTELS CORPORATION
By:	/s/ MADELEINE A. KLEINER
Madeleine A. Kleiner Executive Vice President, General Counsel and Corporate Secretary

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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE
SIGNATURE